SUB-ITEM 77H

     MFS Series Trust XI on behalf of:

     Union Standard Equity Fund Vertex Contrarian Fund

     Vertex International Fund

     Vertex All Cap Fund - Terminated Vertex Income Fund - Terminated

   As of March 31, 2001, the following entity acquired control and now beneficially owns more than 25% of the shares of the respective Series:

Series                Owner and Address                % of Shares Owned

---------------------------------------- ---------------------------------------
Vertex International    MFS Fund Distributors, Inc.     98.69%
Fund A Shares           C/o Mass Financial Services Co.
                         Attn: Thomas B. Hastings
                         500 Boylston Street, 9th Floor
                         Boston, MA  02116-3740
---------------------------------------- ---------------------------------------

There were no other changes in control of registrant for the semi-annual period ending March 31, 2001.